EXHIBIT 3.1

                                                              State of Delaware
                                                             Secretary of State
                                                       Division of Corporations
                                                  Delivered 12:19 PM 08/13/2007
                                                       FILED 12:17 PM 8/13/2007
                                                    SRV070914685 - 3263360 FILE




CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF ON THE GO HEALTHCARE, INC.


On The Go Healthcare, Inc. filed a Certificate of Incorporation with the Secretary of State of Delaware on July 21, 2000. A Restated Certificate of Incorporation was filed on July 12, 2004. A Certificate of Amendment to the Restated Certificate of Incorporation was filed on September 22, 2004.
A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on August 1, 2006. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on June 6, 2007 and corrected on July 18, 2007. A Certificate of Designation was filed on July 18, 2007. Following is an Amendment to the Amended and Restated Certificate of Incorporation, as amended:

It is hereby certified that:

1. The name of the corporation is On The Go Healthcare, Inc.
   (the "Corporation").

2. The Amended and Restated Certificate, as amended, is hereby amended by replacing Article FOUR to read:

The total number of shares of stock which the Corporation shall have authority to issue is: one billion one million (1,001,000,000) shares, consisting of a class of one billion (1,000,000,000) shares of Common Stock, par value of $0.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

The Preferred Stock shall be issued in series.

The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of
shares that will comprise each series.   For each series, the Board of
Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

 3. The amendment to this Amended and Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 13th day of August, 2007.


ON THE GO HEALTHCARE, INC.




/s/Stuart Turk
----------------------------------
Stuart Turk
President, Chief Executive Officer,
and Chairman of the Board

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